                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549




                                   FORM 8-K

                                CURRENT REPORT



                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported)  September 25, 1998




                              INKTOMI CORPORATION
            (Exact name of registrant as specified in its charter)



        DELAWARE                       000-24339                         94-3238130
(State of incorporation)      (Commission File Number)        (IRS Employer Identification No.)
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        1900 S. NORFOLK STREET, SUITE 310, SAN MATEO, CALIFORNIA 94403
            (Address of principal executive offices of Registrant)



                                (650) 653-2800
             (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets
         ------------------------------------

     On September 25, 1998, Inktomi Corporation, a Delaware corporation
("Inktomi") completed its acquisition of C2B Technologies, Inc., a Delaware corporation ("C2B), a privately held developer of online comparison shopping software. In the acquisition, a wholly-owned subsidiary of Inktomi merged with and into C2B; C2B became a wholly-owned subsidiary of Inktomi; and the former stockholders of C2B received shares of Inktomi Common Stock in exchange for their shares of C2B at the rate of 0.11602 shares of Inktomi Common Stock for each share of C2B Common Stock (the "Merger").

     An aggregate of 2,026,871 (or a smaller number determined after accounting for the payment of cash in lieu of fractional shares) shares of Inktomi Common
Stock were issuable pursuant to the Merger. These shares were issued in reliance on exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). As a result, all shares of Inktomi Common Stock issued in connection with the Merger are subject to restrictions on transfer under the applicable provisions of the Securities Act and carry a legend reflecting such restrictions. Under the terms of the Merger, Inktomi has granted the former stockholders of C2B rights to register under the Securities
Act the shares of Inktomi Common Stock received in connection with the Merger.

                                      -2-
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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits
          ------------------------------------------------------------------

      (a) Financial Statements of Business Acquired.

          To be filed by amendment when such financial statements are available.

      (b) Pro Forma Financial Information.

          To be filed by amendment when such pro forma financial information is available.

      (c) Exhibits.

          Exhibit No.             Description
          -----------             -----------

          2.1                     Agreement and Plan of Reorganization, dated
                                  August 31, 1998, by and among Inktomi
                                  Corporation, IC Merger Corp. and C2B
                                  Technologies, Inc.


          99.1                    Press release of Inktomi Corporation, dated
                                  September 1, 1998.

                                      -3-
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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    INKTOMI CORPORATION


                                         /s/ Jerry M. Kennelly
Dated:  October 7, 1998             By:  _______________________________________
                                         Jerry M. Kennelly, Vice President of
                                         Finance and Chief Financial Officer